UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ACETO CORPORATION
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Dear Fellow Shareholders:

On behalf of the Board of Directors and our international complement of employees, we are presenting to you our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and the associated corporate proxy statement.  We are very pleased with our fiscal year-end financial results inclusive of revenue and earnings per share. Both are at all-time record levels.

It has been my privilege to write to you, our shareholders, via an annual letter these past four years. We have undergone many changes and a fundamental strategic shift in the direction of the Company. At this point in time 60% of our revenue and an even larger percentage of our profitability are generated by business segments related to Human Health and the Pharmaceutical industry. Our combined efforts have resulted through a focused implementation of our business plans, another year of steady growth in revenue, earnings per share and EBITDA, a commonly used metric in the financial community.

Adjusted 4 Year Selected Financial Data
(in millions, except per share amounts)	2012	2011	2010	2009
Net Sales	$444.4	$412.4	$346.6	$322.6
EBITDA*	$36.0	$25.1	$17.9	$14.7
Earnings Per Share (non-GAAP)*	$0.65	$0.47	$0.39	$0.35
Cash Dividends Per Share	$0.20	$0.20	$0.20	$0.20
*A reconciliation to the most directly comparable US GAAP measure is provided on the internet at www.aceto.com

With our renamed and reconfigured business segments, (Human Health, Pharmaceutical Ingredients, and Performance Chemicals) our core strategy continues to focus on expanding our product offerings by partnering with manufacturing sources to develop and ultimately distribute products both domestically and internationally. The key transformative step for the Company was the strategic move into the marketing of generic finished dosage form pharmaceutical products. This has proven not only to be financially successful, but has had a synergistic effect across our business. This platform for growth has allowed the Company to expand our scope of involvement with our supplier base thereby increasing our overall business opportunities in the broad-based pharmaceutical industry. We have more than 110 new product opportunities in our combined corporate pipeline of finished dosage form products, and pharmaceutical ingredients/intermediates.

The pipelines in these areas have developed substantially this past year and will be the basis for growth in the years ahead. With our global reach and development, as we become better known worldwide, we are excited about the opportunities for growth which extend to our other businesses, Nutritionals, (which is included in our Human Heath segment) and Performance Chemicals inclusive of agricultural intermediates and agricultural protection products.  ACETO’s success derives from our inherent core business competencies of product sourcing and logistics in conjunction with regulatory support and quality assurance, which collectively drive our marketing and sales efforts.

I am pleased to report that each of our three business segments again contributed to our reported financial growth. In addition our international management team continued to work together in a deliberate, dedicated and focused manner. Their common goal is the continued growth of our business now and in the future.

FINANCIAL REVIEW

Net sales for the fiscal year ended June 30, 2012 were $444.4 million, a 7.7% increase from $412.4 million for fiscal year 2011. Gross profit for fiscal 2012 was $82.0 million, an increase of 24.6% from $65.8 million in fiscal 2011. For fiscal 2012, the Company reported net income of $17.0 million, or $0.63 per diluted share, compared to $9.0 million, or $0.34 per diluted share in fiscal 2011. After adjusting for certain one-time charges in both periods and a favorable tax adjustment in fiscal 2012, ACETO’s net income for fiscal 2012 was $17.5 million, or $0.65 per diluted share, compared to $12.3 million, or $0.47 per diluted share, for fiscal 2011.

A LOOK AHEAD

As Chief Executive Officer, part of my job responsibility is to assess those business aspects that will impact and foster continued growth and prosperity in the years ahead. One of the most important parts of that process is to successfully develop and implement a succession plan. It has been one of my major objectives for the past two years to develop a candidate for the position of CEO. Collectively, the Board and I after identifying a potential successor decided to undertake a transition in a focused and methodical manner to ensure, to the best of our collective abilities, that the changeover be as seamless as possible. As you have already been made aware of, it gives me great pleasure to turn the reins of the Company over to Salvatore Guccione our new Chief Executive Officer, effective January 2, 2013.

Sal joined the Company initially as a Board member in May 2011, followed by his assuming the position of President and COO on December 1, 2011. Having worked with Sal for these past 18 months, the Board and I are confident that he is very well suited from an operational and visionary skill-set to take the Company to yet another level of growth and profitability. I will remain as Chairman of the Board and together with Sal, intend to continue to enhance the ACETO business through internal activities and where prudent, acquisitions, all the while focusing on both top and bottom line growth.

CLOSING

This year our stock price increased by almost 35%.  We began the fiscal year trading at $ 6.71 per share and closed our fiscal year on June 30, 2012 at $ 9.03 per share, having reached an intra-year fiscal year high of $9.99 per share on April 3, 2012.   We have become much more active in promoting the ACETO story to individual investors and at sponsored financial institutional conferences. Our objective is to increase the awareness of our Company within the investment community. We are always seeking new venues and opportunities to tell the ACETO story and share our vision for the Company’s future. We firmly believe that ultimately it is our financial performance which will determine how we are truly perceived and valued by the investment community, and in that regard, performance is both our driving and guiding force.

Our dividend policy is now a quarterly distribution event. The recently announced quarterly dividend increase of 10% is just another indication of our strong confidence in the future of our Company and the strength of our financial position. As we have stated previously, the plans for your company are not short range in nature or design. They are meant to provide shareholders with long term value and sustainable top and bottom line growth.

Our appreciation as always goes out to all of our shareholders, employees, customers, suppliers and stakeholders for supporting our efforts in the past and into tomorrow.  In closing allow me to express my personal appreciation to all the members of our Board of Directors, who continue to provide invaluable guidance to me and the Company.  We all look forward to a continuing prosperous future together.

Sincerely,
Chairman of the Board and Chief Executive Officer